Exhibit 99.1

American Public Education Announces Definitive Agreement to Acquire Ohio-Based Hondros College, Nursing Programs

Accredited Nursing School Broadens APEI’s Emphasis on Health Sciences and Technology Programs

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--August 28, 2013--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – today announced that it has entered into a definitive agreement to acquire 100% ownership interest in National Education Seminars, Inc., operating as Hondros College (Nursing Programs), for approximately $46 million in cash. The transaction is expected to close in the fourth quarter of 2013, subject to various conditions, including accreditor and regulatory approvals.

Hondros College’s nursing programs include a diploma in practical nursing (PN), an associate degree in nursing (ADN), and an online registered nurse to bachelor of science in nursing (RN - BSN) completion program to more than 1,500 students at four campus locations in the suburban areas of Cincinnati, Columbus, Dayton and Cleveland.

The acquisition will further strengthen APEI’s position in the areas of nursing, healthcare and public health education, according to Dr. Wallace E. Boston, president and chief executive officer of American Public Education, Inc. “As an established school of nursing, Hondros College’s nursing programs serve some of the critical education needs of our nation’s healthcare industry,” stated Dr. Boston. According to the Bureau of Labor Statistics, the number of professional nurses is expected to grow from 2.74 million in 2010 to 3.45 million in 2020, an increase of 26%. Moreover, the total number of job openings for nurses due to job growth and replacement is expected to be 1.2 million in 2020.

“We believe the school is a model of excellence in nursing education that will also allow us to evaluate a blended, online/on-campus educational platform in a more focused setting,” Dr. Boston continued. “This transaction will advance our long-term strategic plan focused on high academic quality, pathways for improved student retention and enhanced health science and technology programs.”

In 2006, the college was approved by the Ohio Board of Nursing to offer a new Associate Degree in Nursing and a Practical Nursing Diploma. Today, Hondros College, Nursing Programs operates separately from the other Hondros entities to meet the educational needs of the rapidly growing nursing profession.

“Hondros College, Nursing Programs looks forward to joining with APEI to further extend and fulfill our mission,” said Linda Hondros, president of Hondros College, Nursing Programs. “We will continue to build upon our successes by leveraging APEI’s unique expertise in academics and its education technology to address the nursing profession’s educational needs, advance our nursing offerings, and work to provide innovative solutions for the many challenges facing the nation’s healthcare industry.”

Hondros College is accredited by the Accrediting Council of Independent Colleges and Schools (ACICS), the Commission on Collegiate Nursing Education (CCNE) and approved by the State Board of Career College & Schools, as well as the Ohio Board of Nursing (OBN). In addition, Hondros College, Nursing Programs has relationships with Ohio hospitals and health care facilities, and was honored as a Top Workplace in 2013 by the Dayton Daily News and by Columbus CEO Magazine.

“The highly qualified nursing faculty is comprised of knowledgeable and accomplished practitioners who are committed to student success and are passionate about achieving positive learning outcomes,” stated Dr. Karan Powell, provost of American Public University System. “Our team is truly impressed by the academic rigor, compassion, and professionalism found at Hondros College, Nursing Programs - it is exactly what one would expect to find in a focused and highly regarded nursing program.”

Hondros College, Nursing Programs reported revenues of approximately $23.8 million in the full-year 2012. American Public Education currently expects the acquisition to be accretive to earnings per diluted share in the full-year 2014. After the transaction closing, the change of control will also be subject to further approval of Hondros College, Nursing Programs’ accreditor and the U.S. Department of Education, as well as other bodies.

Hondros Family will continue to own and operate the Hondros College of Business that delivers education to the real estate, appraisal, insurance, financial services and home inspection industries.

American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is a leading education services provider founded to prepare adult learners for service and leadership in a diverse global economy. The Company offers innovative and affordable educational programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and Hondros College, Nursing Programs (subject to transaction closing). These institutions serve over 100,000 adult learners worldwide and offer more than 90 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding the ability to close the acquisition, obtaining post-closing approvals, and the benefits of the acquisition. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the SEC, challenges in the integration of the business, or adverse licensing, regulatory or accreditor actions. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CONTACT:
American Public Education, Inc.
Brian Muys
Associate Vice President, Public Relations
571-358-3145
or
Christopher L. Symanoskie
Vice President, Investor Relations
703-334-3880